EXHIBIT 16.1

January 8, 2003

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for InnSuites Hospitality Trust (the Trust) and, under the date of April 30, 2002, we reported on the consolidated financial statements of the Trust and subsidiaries as of and for the years ended January 31, 2002 and 2001. On January 6, 2003, our appointment as principal accountants was terminated. We have read the Trust’s statements included under Item 4 of its Form 8-K dated January 6, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with the Trust’s statement that it has engaged McGladrey & Pullen, LLP or that the change was recommended and approved by the audit committee of the board of trustees, and we are not in a position to agree or disagree with the Trust’s statement that McGladrey & Pullen, LLP was not consulted regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the Trust’s consolidated financial statements or any of the matters described in the Form 8-K.

Very truly yours,

(signed) KPMG LLP